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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


PacificAmerica Money Center, Inc.
Woodland Hills, California


We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Form S-5 Registration Statement of our reports dated February 29, 1996, relating to the consolidated financial statements and schedules of Presidential Mortgage Company and Subsidiaries, Inc. and PacificAmerica Money Center, Inc. appearing in the Company's prospectus dated June 24, 1996 with respect to a public offering of its common stock.




                                     BDO Seidman LLP


Los Angeles, California
June 25, 1996